Exhibit 99.1

For Release Friday, August 14, 2009

Advance Nanotech Reports Second Quarter 2009 Financial Results

MONTEBELLO, NY - Advance Nanotech, Inc. (OTCBB: AVNA) today reported financial results for the three months ended June 30, 2009.  The Company reported a net loss of $1,047,000, or $0.02 per share, compared to a loss of $2,363,000, or $0.06 per share, for the three months ended June 30, 2008, a decrease of 56 percent.  During the six months ended June 30, 2009, the Company reported a net loss of $3,842,000, or $0.07 per share, compared to a net loss of $3,449,000, or $0.09 per share, for the six months ended June 30, 2008, an increase of 11 percent.

A summary of the highlights from the quarter include:

•	Operating costs were reduced by over 45 percent for the six month period in 2009, versus the comparable 2008 period
•	Receipt of additional contract application development work with SELEX Galileo, Crowcon Detection Instruments, and Agilent
•	Issuance of two additional granted patents bringing granted patented portfolio to four, with ten further patent applications pending
•	Strategic focus on funded application development contracts that offer near-term revenue potential resulted in higher gross margins in the first half of 2009

Revenues generated were related to sales of its Lonestar and Vapor Generator products, along with contracted, instructional and set-up services provided to customers.  Although revenue decreased by 37 percent for the three months ended June 30, 2009, cost of sales decreased by over 65 percent during the same period.  Similarly, while revenues decreased by 19 percent during the first six months compared to the same period in 2008, cost of sales decreased by over 47 percent.  The decrease in cost of sales reflects higher margin contracted revenue recognized for the corresponding periods.

“Our business development efforts in the second quarter were consistent with our strategy of focusing on funded application development projects,” commented Bret Bader, Advance Nanotech’s CEO.  “To that end, we secured additional development contracts with SELEX Galileo, Crowcon, and Agilent to further develop specific applications that we believe will provide the Company potential near term revenue growth.  With our focus primarily on funded development programs, we have delayed algorithm development efforts for our Lonestar product until we have sufficient capital resources to continue. This delay has negatively impacted our second quarter revenues, but has enabled us to significantly reduce costs.  It is important to understand that revenue opportunities for Lonestar are not lost, simply delayed until the Company has secured much needed working capital to continue its progress.”

Mr. Bader continued, “We have been aggressively pursuing several options to provide the necessary capital resources to execute on our full plan.  These options include strategic licensing transactions and the sale of securities.  While it has taken longer than expected to complete these transactions, our confidence in the technology and our business remains strong.  To provide us with sufficient resources while these potential transactions are progressing, we sold $1,000,000 of short term senior secured notes.”

The Company incurred a loss, including non-controlling interest (minority interest), during the second quarter of 2009 of $1,120,000, or $0.02 per basic share, compared to a loss of $2,305,000, or $0.06 per basic share for the same period in 2008.  The Company had a loss attributable to the Company (net of minority interest) of $1,052,000, or $0.02 per basic share, compared with a loss of $2,120,000, or $0.06 per basic share for the same period in 2008.  The Company reported a comprehensive loss (inclusive of loss from discontinued operations and foreign currency translation adjustments) of $977,000, or $0.02 per basic share, compared with a comprehensive loss of $1,775,000, or $0.05 per share, for the same period in 2008.

Selling, general and administrative expenses for the second quarter were $474,000, a decrease of $185,000 or 28 percent compared to the first quarter 2008 level of $659,000.   Total operating expenses were $1,426,000, down from $2,351,000 when compared to the second quarter of 2008. The loss from operations during the current second quarter was $962,000 compared to $1,691,000 for the same period in 2008, representing a decrease of $729,000 or 43 percent.

The Company incurred interest expense during the second quarter of 2009 of $262,000, an increase of $72,000 from the previous year second quarter level due to an increase in secured notes of $1,500,000. Other expenses during the second quarter included a non-cash late registration accrual of $108,000 relating to the registration obligations to the convertible note holders.  The Company also incurred a non-cash gain of $182,000 during the second quarter 2009 for the re-valuation of the Company’s warrant liability as a result of the slight decrease in the market price of the Company’s common stock from March 31, 2009.  During the same period of the prior year, the Company recognized a non-cash loss of $850,000.  The Company recognized amortization of debt discount of $121,000 on the short term notes issued during the second quarter of 2009.

As of December 31, 2008, the Company had net operating loss carry forwards for income tax reporting purposes of approximately $31,922,000 that may be offset against future taxable income through 2028.

COMPARATIVE STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended		Six Months Ended
	30-Jun-09	30-Jun-08	30-Jun-09	30-Jun-08
Net Revenue	$518,419	$817,720	$1,211,433	$1,488,615
Cost of Sales	(54,431)	(158,225)	(293,179)	(557,946)
Gross Margin	463,988	659,495	918,254	930,669
Research and development	(473,994)	(658,631)	(893,682)	(1,208,833)
Selling, general and administrative	(951,990)	(1,692,120)	(1,753,888)	(3,667,598)
Total operating expenses	(1,425,984)	(2,350,751)	(2,647,570)	(4,876,431)
Loss from operations	$(961,996)	$(1,691,256)	$(1,729,316)	$(3,945,762)
Other income / (expense)	(158,312)	(613,770)	(2,236,115)	232,162
Loss including non-controlling interest	$(1,120,308)	$(2,305,026)	$(3,965,431)	$(3,713,600)
Less: Net loss attributable to non-controlling interest	68,688	185,027	120,862	719,461
Loss attributable to the Company	$(1,051,620)	$(2,119,999)	$(3,844,569)	$(2,994,139)
Gain/(loss) from discontinued operations	4,593	(243,466)	2,406	(454,967)
Net Loss	$(1,047,027)	$(2,363,465)	$(3,842,163)	$(3,449,106)
Foreign currency translation adjustment gain/(loss)	70,343	588,416	687,923	17,365
Comprehensive Loss	$(976,684)	$(1,775,049)	$(3,154,240)	$(3,431,741)
Loss per share including non-controlling interest, basic and diluted	$(0.02)	$(0.06)	$(0.07)	$(0.10)
Loss per share attributable to the Company, basic and diluted	$(0.02)	$(0.06)	$(0.07)	$(0.08)
Net loss per share, basic and diluted	$(0.02)	$(0.06)	$(0.07)	$(0.09)
Comprehensive loss per share, basic and diluted	$(0.02)	$(0.05)	$(0.06)	$(0.09)
Weighted Average Shares Outstanding	56,481,379	36,667,686	55,715,610	36,658,983

About Advance Nanotech, Inc. and Owlstone Nanotech, Inc.

Advance Nanotech, Inc. (d/b/a Owlstone) is in the process of realigning its business and becoming an operating company focused on its majority owned subsidiary Owlstone Nanotech's next generation chemical detection technology. Owlstone Nanotech, Inc. ("Owlstone") is a pioneer in the commercialization of chemical detection products. The Owlstone detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Advance Nanotech, Inc. and Owlstone, please visit www.owlstonenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments, the Company's ability to secure additional working capital and/or generate sufficient cash flow to support its operations, and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: Advance Nanotech, Inc.

For more information, contact:

    Investor Relations
    (845) 533-4225
    ir@advancenanotech.com